Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                          INVESCO VAN KAMPEN BOND FUND

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Bond Fund was held on June 17, 2011. The Meeting was held for the following purpose:

(1) Elect four Class I Trustees, each by the holders of Common Shares of the Fund, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The  results  of  the  voting  on  the  above  matter  were  as  follows:

                                       Votes
Matter                    Votes For   Withheld
-------------------       ---------   --------
(1)   David C. Arch       9,693,546   325,337
      Howard J Kerr       9,681,825   337,058
      Jerry Choate        9,682,714   336,169
      Suzanne Woolsey     9,687,942   330,941